Exhibit 10.4

Execution Version

CERTAIN IDENTIFIED INFORMATION MARKED AS [**REDACTED**] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

SHAREHOLDERS AGREEMENT

by and among

NETEASE, INC.

NET DEPTH HOLDINGS, INC.

YOUDAO, INC.

YOUDAO (HONG KONG) LIMITED

NETEASE YOUDAO INFORMATION TECHNOLOGY (BEIJING) CO., LTD.

BEIJING NETEASE YOUDAO COMPUTER SYSTEM CO., LTD.

NETEASE KAOSHEN (BEIJING) TECHNOLOGY CO., LTD.

NETEASE LANGSHENG (BEIJING) TECHNOLOGY DEVELOPMENT CO., LTD.

and

THE OTHER PARTIES NAMED HEREIN

April 17, 2018

i

9. MISCELLANEOUS	15

9.1 Successors and Assigns	15

9.2 Third Party Rights	15

9.3 Entire Agreement	15

9.4 Notices	16

9.5 Delays or Omissions; Remedies	16

9.6 Interpretation; Titles and Subtitles	16

9.7 Counterparts	16

9.8 Severability	17

9.9 Adjustment for Share Splits, etc.	17

9.10 Most Favored Investor	17

9.11 Pronouns	17

9.12 Amendment	17

9.13 Waiver of Rights	17

9.14 Governing Law and Dispute Resolution	18

9.15 Governing Language	18

9.16 Shareholders Agreement to Prevail	18

9.17 No Partnership	18

9.18 Unlawful Fetters	18

9.19 Further Assurance.	18

9.20 Termination of Rights	18

SCHEDULE A List of Series A Investors	29

SCHEDULE B Definitions	30

EXHIBIT A ADHERENCE AGREEMENT	37

EXHIBIT B NOTICES	38

EXHIBIT C LIST OF COMPETITORS	39

ii

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into on April 17, 2018 by and among:

(1)

NETEASE, INC., a company incorporated in the Cayman Islands with limited liability, whose principal business address is at Building No. 7, West Zone, Zhongguancun Software Park (Phase II), No. 10 Xibeiwang East Road, Haidian District Beijing 100193, the PRC (the “Founding Shareholder”);

(2)

NET DEPTH HOLDINGS, INC., a BVI Business Company incorporated in the British Virgin Islands, whose registered office is at the offices of Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands (the “Management Shareholder”);

(3)

YOUDAO, INC., a company incorporated in the Cayman Islands with limited liability, whose registered office is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”);

(4)

YOUDAO (HONG KONG) LIMITED, a company incorporated with limited liability in Hong Kong (with registered number 2407111), whose registered office is at 1/F Xiu Ping Commercial Building, 104 Jervois Street, Sheung Wan, Hong Kong (“HK Company”);

(5)

NETEASE YOUDAO INFORMATION TECHNOLOGY (BEIJING) CO., LTD., a wholly foreign owned enterprise established under the laws of the PRC, whose registered office is at 1/F, Tower C, Building No. 7, West Zone Zhongguancun Software Park (Phase II) No. 10 Xibeiwang East Road, Haidian District (北京市海淀区西北旺东路 10 号院中关村软件园西区 7 号楼 A 座 1 层) (“Youdao IT”);

(6)

BEIJING NETEASE YOUDAO COMPUTER SYSTEM CO., LTD., a limited liability company incorporated under the laws of the PRC, whose registered office is at 2/F, Tower A, Building No. 7, West Zone Zhongguancun Software Park (Phase II) No. 10 Xibeiwang East Road, Haidian District (北京市海淀区西北旺东路 10 号院中关村软件园西区 7 号楼 A 座 2 层) (“Youdao Computer”);

(7)

NETEASE KAOSHEN (BEIJING) TECHNOLOGY CO., LTD., a limited liability company incorporated under the laws of the PRC, whose registered office is at Beijing Haidian District West, 1st Building, 12th floor, Room 1224 (北京市海淀区西草场一号 12 层 1224 号) (“KaoShen”);

(8)

NETEASE LANGSHENG (BEIJING) TECHNOLOGY DEVELOPMENT CO., LTD., a wholly foreign owned enterprise established under the laws of the PRC, whose registered office is at Beijing District West, 1st Block, 12th Story, Room 1203 (北京市海淀区西草场一号 12 层 1203 室) (“LangSheng”); and

(9)	each of the Persons listed in Schedule A (each a “Series A Investor” and collectively, the “Series A Investors”).

Each of the foregoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Founding Shareholder, the Management Shareholder, the Company, entered into (i) the TH Series A Preferred Share Subscription Agreement (as defined below) with TH EDU CAPITAL FUND I LP (being one of the Series A Investors) and (ii) the GSL Series A Preferred Share Subscription Agreement (as defined below) with GOOD SPIRIT LIMITED (晨曜有限公司) (being one of the Series A Investors) on April 12, 2018, pursuant to which each of the Series A Investors subscribed for certain Series A Preferred Shares on the terms and conditions set out in the respective agreements.

WHEREAS, in connection with the consummation of the transactions contemplated by the Series A Preferred Share Subscription Agreements, the Parties desire to enter into this Agreement for the governance, management and operations of the Company and for the rights and obligations between and among the Shareholders (as defined below) and the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS.

Capitalised terms used herein without definition shall have the respective meanings assigned to them in Schedule B attached to this Agreement. The use of any term defined in Schedule B in its uncapitalised form indicates that the words have their normal and general meanings.

2.	INFORMATION RIGHTS.

The Company covenants and agrees that, commencing on the date of this Agreement and for so long as any Investor holds any Investment Securities, the Company will deliver or cause to be delivered to such Investor the following documents with respect to the Group Companies:

(a)    annual unaudited consolidated financial statements within ninety (90) days after the end of each fiscal year;

(b)    quarterly unaudited consolidated financial statements within thirty (30) days after the end of each quarter;

(c)    an annual consolidated budget for the following fiscal year within two (2) months after the end of each fiscal year; and

(d)    upon the request by such Investor, such other information as such Investor shall reasonably request.

3.	REGISTRATION RIGHTS.

If the Qualified IPO occurs on a stock exchange in a jurisdiction in which registration rights have significance (with the Parties agreeing, for the avoidance of doubt, that the United States is such a jurisdiction) for the sale or other disposal of Shares by the Shareholders, the Company shall, prior to the consummation of such public offering, extend to the Shareholders registration rights with respect to the Shares with terms and conditions customary for a transaction of similar type and size (including demand registration rights in the form of ‘S-3’ registration statements, piggyback registration rights and shelf registration rights).

4.	RIGHT OF PARTICIPATION.

4.1	With Respect to Issuance of New Securities:

(a)    General. Each of the Shareholders (the “Participation Rights Holders”, and each a “Participation Rights Holder”) shall have a right of first refusal to purchase up to its Pro Rata Share of all of the New Securities that the Company may from time to time issue after the date of this Agreement in accordance with the provisions of this Section 4.1 (the “Right of Participation”).

(b)    Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” of all the New Securities is the ratio of (a) the number of Ordinary Shares (on an as-converted basis) held by such Participation Rights Holder, to (b) the total number of Ordinary Shares (on an as-converted basis) held by all Participation Rights Holders.

(c)    New Securities. “New Securities” shall mean any Preferred Shares, Ordinary Shares or other shares of the Company, whether now authorised or not, and rights, options or warrants to purchase such Preferred Shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Preferred Shares, Ordinary Shares or other voting shares; provided, however, that the term “New Securities” shall not include:

(i)    any Series A Preferred Shares allotted and issued under the Series A Preferred Share Subscription Agreements or any Ordinary Shares allotted and issued upon conversion of the Preferred Shares;

(ii)    any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(iii)    any Ordinary Shares allotted and issued (or allottable and issuable) to officers, directors, employees and consultants of the Company pursuant to any equity plan or incentive arrangement approved by the Board in accordance with this Agreement and the Restated M&A;

(iv)    any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other re-organisation in which the Company acquires, in a single transaction or series of related transactions, a majority of the assets, voting power or equity ownership of such other corporation or entity, as duly approved by the Board in accordance with this Agreement and the Restated M&A; and

(v)    any securities offered in a Qualified IPO.

(d)    Procedures.

(i)    First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities in a single transaction or a series of related transactions, it shall deliver to each Participation Rights Holder a written notice of its intention to issue the New Securities (the “First Participation Notice”), describing the amount, the type and the price of the New Securities and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall be entitled to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities at the price and upon the terms and conditions specified in the First Participation Notice by delivering a written notice to the Company and stating therein the number of New Securities to be purchased (such number shall not exceed such Participation Rights Holder’s Pro Rata Share) within twenty (20) Business Days from the date of such First Participation Notice. If any Participation Rights Holder fails to send such written notice within the prescribed time period or declines to exercise fully its Right of Participation, then such Participation Rights Holder shall be deemed to have waived its right to purchase its Pro Rata Share in connection with the proposed transaction(s).

(ii)    Second Participation Notice. If any Participation Rights Holder fails or declines to exercise fully its Right of Participation in accordance with sub-Section (d)(i) above, the Company shall promptly deliver a written notice (the “Second Participation Notice”) to the other Participation Rights Holders who agreed to exercise fully their Right of Participation in accordance with sub-Section (d)(i) above. Each such Participation Rights Holder shall have five (5) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company in writing of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to purchase. If, as a result thereof, the election by the Participation Rights Holders results in an oversubscription of New Securities exceeding the total number of the remaining New Securities available for purchase, each oversubscribing Participation Rights Holder will be cut back by the Company with respect to its oversubscription to the number of the remaining New Securities equal to the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which shall be the number of the Ordinary Shares (on an as-converted basis) held by such oversubscribing Participation Rights Holder, and the denominator of which shall be the total number of the Ordinary Shares (on an as-converted basis) held by all the oversubscribing Participation Rights Holders.

(iii)    Each oversubscribing Participation Rights Holder shall be obligated to purchase such number of additional New Securities as determined by the Company pursuant to sub-Section (d)(ii), and the Company shall so notify the Participation Rights Holders within fifteen (15) Business Days from the date of the Second Participation Notice.

(e)    Failure to Exercise. (i) In the event no Participation Rights Holder elects to exercise fully its Right of Participation with respect to the New Securities described in the First Participation Notice, after twenty (20) Business Days following the date of the First Participation Notice, or (ii) if the total number of oversubscription by the other Participation Rights Holder in accordance with sub-Section (d)(d)(ii) above is less than the total number of the remaining New Securities, upon the expiration of the Second Participation Period, the Company shall have a period of ninety (90) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation was not fully exercised) at the same price and upon the same terms specified in the First Participation Notice. In the event that the Company has not allotted and issued such New Securities within such prescribed period, then the Company shall not thereafter allot or issue any New Securities without first offering such New Securities to the Participation Rights Holders pursuant to this Section 4.1.

4.2	With Respect to Shares Owned by the Shareholders:

(a)    Restriction on Transfers. Subject to Section 7.1, each Shareholder may not Dispose of its Shares to any Person, whether directly or indirectly, except in compliance with this Section 4.2 and Section 5. Any attempt by a Shareholder to Dispose of any of its Shares in violation of Section 4.2, Section 5 or Section 7.1 shall be void, and the Company undertakes that it will not effect such transfer nor will treat any alleged transferee as the holder of such Shares.

(b)    Notice of Sale. If any Shareholder (the “Selling Shareholder”) proposes to sell or transfer, directly or indirectly, any of its Shares (the “Transfer Shares”), then the Selling Shareholder shall promptly deliver a written notice (the “First Transfer Notice”) to the Company and each of the other Shareholders (the “Non-Selling Shareholder”), which First Transfer Notice shall include (i) the number of Transfer Shares to be sold or transferred and the nature of such sale or transfer, (ii) the identity (identities) (including name(s) and address(es)) of the prospective transferee(s), and (iii) the price per Transfer Share and (iv) the material terms and conditions upon which the proposed sale or transfer is to be made. The First Transfer Notice shall certify that the Selling Shareholder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the sale or transfer is obtainable on the terms set forth in the First Transfer Notice. The First Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed transfer.

(c)    Notice of Purchase. Each Non-Selling Shareholder shall be entitled to elect to purchase all or any part of such Non-Selling Shareholder’s pro rata share of the Transfer Shares at the price and upon the terms and conditions specified in the First Transfer Notice by delivering a written notice to the Selling Shareholder within twenty (20) Business Days after the date of the First Transfer Notice (the “First Refusal Period”) stating therein the number of the Transfer Shares to be purchased. If a Non-Selling Shareholder exercises such right and notifies the Selling Shareholder in writing of the number of Transfer Shares to be purchased, then such Non-Selling Shareholder shall complete the purchase of the Transfer Shares on the same terms and conditions as those set out in the First Transfer Notice. A failure by a Non-Selling Shareholder to respond within such prescribed period shall be deemed to constitute a decision by such Non-Selling Shareholder not to exercise its right to purchase such Transfer Shares. For the purpose of this Section 4.2(c) only, each Non-Selling Shareholder’s pro rata share of the Transfer Shares shall be equal to the number of the Transfer Shares, multiplied by a fraction, the numerator of which shall be the number of the Ordinary Shares (on an as-converted basis) held by such Non-Selling Shareholder on the date of the First Transfer Notice, and the denominator of which shall be the total number of the Ordinary Shares (on an as-converted basis) held on the date of the First Transfer Notice by all Non-Selling Shareholders.

(d)    Second Transfer Notice. If any Non-Selling Shareholder does not exercise its right of first refusal (each, a “Non-Eligible Non-Selling Shareholder”) to the full extent to purchase such Non-Selling Shareholder’s pro rata share of the Transfer Shares, the Selling Shareholder shall deliver written notice thereof (the “Second Transfer Notice”), within ten (10) Business Days after the expiration of the First Refusal Period, to each Non-Selling Shareholder (other than a Non-Eligible Non-Selling Shareholder) who elected to purchase its pro rata share of the Transfer Shares to the full extent. Each such Non-Selling Shareholder shall have five (5) Business Days from the date of the Second Transfer Notice (the “Second Refusal Period”) to notify the Selling Shareholder of its desire to purchase more than its pro rata share of the Transfer Shares, stating the number of the additional Transfer Shares it proposes to purchase. If, as a result thereof, the election by the Non-Selling Shareholders results in an over-purchase of the Transfer Shares exceeding the total number of the remaining Transfer Shares available for purchase, each over-purchasing Non-Selling Shareholder will be cut back with respect to their over-purchase of the Transfer Shares to the number of remaining Transfer Shares equal to the product obtained by multiplying (i) the number of the remaining Transfer Shares available for purchase by (ii) a fraction, the numerator of which shall be the number of the Ordinary Shares (on an as-converted basis) held by each over-purchasing Non-Selling Shareholder, and the denominator of which shall be the total number of the Ordinary Shares (on an as-converted basis) held by all the over-purchasing Non-Selling Shareholders. Each over-purchasing Non-Selling Shareholder shall be obligated to purchase such number of additional Transfer Shares as determined by the Selling Shareholder pursuant to this Section 4.2(d) and the Selling Shareholder shall so notify such Shareholder within fifteen (15) Business Days from the date of the Second Transfer Notice.

(e)    Non-Exercise. In the event that:

(i)    (A) the Selling Shareholder is not an Ordinary Selling Shareholder and (B) the Non-Selling Shareholders fail to elect to purchase all (and not only a part) of the Transfer Shares within the First Refusal Period (or, if Section 4.2(c) applies, within the Second Refusal Period), the Selling Shareholder shall have ninety (90) Business Days after the expiry of the First Refusal Period (or, if Section 4.2(c) applies, after expiry of the Second Refusal Period) to sell such Transfer Shares at a price upon terms and conditions no more favorable to the relevant transferee than those specified in the First Transfer Notice. In the event that such Selling Shareholder has not sold the Transfer Shares within such prescribed period, such Selling Shareholder shall not thereafter sell any Shares without first offering such Shares to the Non-Selling Shareholders in the manner provided in this Section 4.2; or

(ii)    the Selling Shareholder is an Ordinary Selling Shareholder, then the provisions of Section 5 shall apply.

(f)    Closing. In the event that (i) the Selling Shareholder is not an Ordinary Selling Shareholder and (ii) the Non-Selling Shareholders elect to purchase all (and not only a part) of the Transfer Shares pursuant to this Section 4.2 (or, if Section 4.2(c) applies, after expiry of the Second Refusal Period), then such Non-Selling Shareholders shall purchase and pay for the Transfer Shares to be purchased by wire transfer in immediately available funds of the appropriate currency, against delivery of the Transfer Shares by the Selling Shareholder, at a place and time agreed by the Selling Shareholder and such Non-Selling Shareholders, but in any event within ten (10) Business Days after the expiry of the above prescribed period, provided that, if the transfer of the Transfer Shares is subject to any prior regulatory approval, the time period during which such transfer may be consummated shall be extended until the expiry of five (5) Business Days after all such approvals shall have been received, but in no event shall such period be extended for more than an additional ninety (90) days.

5.	INVESTORS’ CO-SALE RIGHT.

5.1    Co-Sale Right. In the event that the Selling Shareholder is an Ordinary Selling Shareholder and to the extent any Investor does not exercise its respective rights of first refusal as to any of such Transfer Shares pursuant to Section 4.2, such Investor shall have the right, exercisable upon delivery of a written notice to the Ordinary Selling Shareholder, with a copy to the Company, within twenty (20) Business Days after the date of the First Transfer Notice, to participate in the sale of such Transfer Shares by selling up to such Investor’s Pro Rata Co-Sale Share at the same price and upon the same terms and conditions as set out in the First Transfer Notice. A failure by such Investor to respond within such prescribed period shall be deemed to constitute a decision by such Investor not to exercise its co-sale right as provided herein with respect to such sale. To the extent one (1) or more Investors exercise(s) their co-sale right in accordance with the terms and conditions set forth below, the number of the Transfer Shares that the Ordinary Selling Shareholder may sell in the transaction shall be correspondingly reduced. The foregoing co-sale right of each Investor shall be subject to the following terms and conditions:

(a)    each Investor may require the Ordinary Selling Shareholder to include in the proposed sale of the Transfer Shares up to a maximum number of its Preferred Shares or Conversion Shares equal to such Investor’s Pro Rata Co-Sale Share of the Transfer Shares; provided, that in the event that the Ordinary Selling Shareholder contemplates to transfer an amount of Shares equal to more than fifty per cent. (50%) of the aggregate number of Shares then outstanding, each Investor may require the Ordinary Selling Shareholder to include in the proposed sale of the Transfer Shares up to all of its Shares. An Investor’s “Pro Rata Co-Sale Share” of the Transfer Shares means such number of the Ordinary Shares (or such number of the Preferred Shares that, if converted at the then effective conversion ratio, would equal that number of Ordinary Shares) that equals the number of the Transfer Share proposed to be transferred by the Ordinary Selling Shareholder multiplied by a fraction equal to (i) the total number of Ordinary Shares (on an as-converted basis) held by such Investor, divided by (ii) the total number of Ordinary Shares (on an as-converted basis) held by the Ordinary Selling Shareholder and all Investors exercising the co-sale right pursuant to this Section 5.

(b)    each Investor shall effect its participation in the sale by promptly delivering to the Ordinary Selling Shareholder, with a copy to the Company, for transfer to the prospective purchaser, share certificates in respect of all Shares to be sold by such Investor and a transfer form signed by such Investor, which indicates:

(i)    the number of Ordinary Shares that such Investor elects to sell;

(ii)    that number of the Preferred Shares that is at such time convertible into the number of the Ordinary Shares that such Investor elects to sell; or

(iii)    any combination of the foregoing;

provided, however, that if the prospective purchaser objects to the transfer of the Preferred Shares instead of Ordinary Shares, such Investor shall convert such Preferred Shares into Ordinary Shares and thereafter transfer the corresponding newly-converted Ordinary Shares. The Company agrees to effect any such conversions concurrently with the actual transfer of such Shares to the purchaser.

5.2    Procedure at Closing. The share certificate or certificates that an Investor delivers to the Ordinary Selling Shareholder pursuant to Section 5.1(b) shall be transferred to the prospective purchaser in consummation of the sale of the Transfer Shares pursuant to the terms and conditions specified in the First Transfer Notice, and the Ordinary Selling Shareholder shall concurrently therewith remit to such Investor that portion of the sale proceeds to which such Investor is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibit such assignment or otherwise refuse to purchase shares or other securities from an Investor exercising its co-sale right hereunder, the Ordinary Selling Shareholder shall not consummate the transfer of any Transfer Shares to such prospective purchaser or purchasers unless and until, simultaneously with such consummation of transfer, the Ordinary Selling Shareholder consummates the purchase of such shares or other securities from such Investor on the same terms and conditions. In selling their Shares pursuant to their co-sale right hereunder, the Investor shall not be required to give any representations or warranties with respect to the business of the Group Companies except to warrant that it has full legal and beneficial ownership of the Shares to be transferred and have not transferred or Encumbered and it has obtained due authorisation to transfer such Shares.

5.3    Non-Exercise. Subject to Section 4.2 and this Section 5, to the extent the Investors do not elect to participate in the sale of the Transfer Shares pursuant to the First Transfer Notice, the Ordinary Selling Shareholder shall have ninety (90) Business Days after delivery of the First Transfer Notice to effect a transfer of the Transfer Shares covered by the First Transfer Notice and not elected to be sold by the Investors. Any proposed transfer on terms and conditions more favorable than those described in the First Transfer Notice, as well as any subsequent proposed transfer of any Shares by the Ordinary Selling Shareholder, shall be subject to the procedures described in Section 4.2 and this Section 5.

5.4    Adherence Agreement. For any transfer of Shares to be deemed effective, the transferee shall assume the obligations of the transferor under this Agreement by executing and delivering to the Company an adherence agreement substantially in the form attached hereto as Exhibit A (the “Adherence Agreement”). Upon the execution and delivery of an Adherence Agreement by any transferee, such transferee shall be deemed to be an Ordinary Shareholder, Founding Shareholder, Investor and/or Preferred Shareholder hereunder, as appropriate.

6.	BOARD REPRESENTATION; MANAGEMENT.

6.1    Board Composition. The Board shall be responsible for the overall direction and supervision of the business of the Group Companies in accordance with this Agreement and the Restated M&A. The Board shall consist of seven (7) Directors. For so long as TH holds Shares equal to at least 75% of the total number of Investment Securities held by it as at the TH Completion Date (on an as-converted basis), TH shall be entitled to appoint and remove one (1) Director (the “TH Director”). The Founding Shareholder shall be entitled to appoint and remove four (4) Directors. The Management Shareholder shall be entitled to appoint and remove two (2) Directors. Any vacancy on the Board occurring because of the death, resignation or removal of a Director shall be filled by the vote or written consent of the same Shareholder or Shareholders who appointed such Director. Any appointment or removal of a Director by a Shareholder shall be made by such Shareholder giving written notice to the Company. The appointment or removal shall, to the extent permitted by Applicable Laws, take effect immediately upon receipt of the notice by the Company or such later date specified by the Shareholder in the notice.

6.2    Board Quorum; Meetings, etc. The quorum of the meetings of the Board shall be four (4) Directors, including the presence, in person or by telephone, electronic or other means of communication, of the TH Director, provided, however, that if such quorum cannot be obtained for a Board meeting after two (2) consecutive notices of Board meetings have been sent by the Company, then the attendance of any four (4) Directors shall constitute a quorum; provided further that matters discussed in such adjourned meeting shall be limited to those stated in the written notices and agendas of the Board meetings. Notices and agendas of Board meetings, as well as copies of all Board papers, shall be sent to each Director at least five (5) Business Days prior to the relevant Board meeting.

6.3    Observers. For so long as TH is entitled to appoint and remove the TH Director, TH may at any time appoint an observer to each Major Group Company (other than the Company) (each, a “TH Observer”) and the Major Group Companies (other than the Company) shall ensure that each TH Observer shall have the right to attend, receive notices, and speak at, all meetings of its board of directors and any committee thereof, but who shall not have the right to vote on any resolution of its board of directors or such committee. Each Major Group Company (other than the Company) shall provide to each TH Observer all notices, minutes, consents, resolutions and all other materials and information that it provides to such Major Group Company’s directors with respect to meetings of its board of directors or any such committee at the same time that such materials and information are given to its directors.

6.4    No Breach of Duty. Subject to Applicable Laws, each Shareholder agrees that a Director shall not be in breach of his duties to the Company by reason of his acting in accordance with this Section 6.4 or otherwise in accordance with the terms of this Agreement and the Restated M&A. Accordingly, each Shareholder authorises each Director to, subject to the restrictions under the Applicable Laws:

(a)    act as a Director notwithstanding his appointment by that Shareholder for the purposes of representing that Shareholder’s interests and monitoring and evaluating its investment in the Company and the other Group Companies;

(b)    attend and vote at Board meetings (or any committee thereof) at which any matter will be discussed in which he has a conflict of interest or duty by virtue of his appointment by a Shareholder and receive board papers relating thereto; and

(c)    receive and deal with confidential information and other documents and information relating to any Group Company or its business or assets and to use and apply such information in representing the interests of the Shareholder that appointed him (including pursuant to the provisions of Section 8.18.1(c)), and each authorisation set out in this Section 6.4 shall apply mutatis mutandis to the directors of the other Group Companies.

6.5    Board Reserved Matters. Notwithstanding anything to the contrary in this Agreement, no Original Group Company shall take any action (and the Shareholders shall procure that no Original Group Company shall take any action) with respect to any of the following matters (each, a “Board Reserved Matter”) without the affirmative vote of the TH Director:

(a)    any amendment or change of the rights, preferences, economic or other interests, privileges or powers of, or the restrictions provided for the benefit of any Series A Preferred Share (including by way of an amendment to the constitutional documents or bye-laws or a reclassification of shares of such Original Group Company, to the extent such matter amends or changes the rights, preferences, economic or other interests, privileges or powers of, or the restrictions provided for the benefit of any Series A Preferred Share);

(b)    any Trade Sale or initial public offering of any Original Group Company;

(c)    any cessation to conduct or any change in the principal business of any Original Group Company as currently conducted;

(d)    any declaration, setting aside or payment of a dividend or other distribution in any kind by any Original Group Company, or capitalisation of the reserves of any Original Group Company;

(e)    any consent to any proceeding seeking liquidation, winding up, dissolution, re-organisation, or arrangement of any Original Group Company under any law relating to bankruptcy, insolvency or re-organisation or relief of debtors;

(f)    amend, waive or terminate any of the Control Documents;

(g)    any creation, adoption, amendment or administration of any bonus or incentive plan, profit sharing mechanism, employee stock option plan or any other stock option plan, or restricted stock plan of any Original Group Company or grant any option under such plans;

(h)    enter into any related-party agreement, arrangement or understanding between a Original Group Company, on the one side, and any Original Group Company’s shareholder(s), director(s), officer(s), employee(s) or their respective Affiliate(s) (other than the Original Group Companies), on the other side, in each case:

(1)    with a value of US$5,000,000 or more, either in a single transaction or series of related transactions within any 12-month period, and is not: (A) in the ordinary course of business; or (B) on arm’s length terms; and

(2)    other than any employment agreement or service agreement entered into with any Original Group Companies;

(i)    any agreement or commitment by any Original Group Company (as applicable) to do any of the foregoing,

provided, however, that the Board Reserved Matters do not include any matter that, if not carried out by KaoShen or LangSheng (as applicable), will result in a breach by KaoShen or LangSheng (as applicable) of a material obligation under the Third Party JV Agreements.

7.	COVENANTS.

7.1	Restrictions on Transfers.

(a)    Subject to the permitted transfers set out in Section 7.1(c):

(i)    the Founding Shareholder agrees that, without the prior written consent of the Preferred Majority, it shall not (and shall procure that each Management Member shall not), directly or indirectly, Dispose of any of its/their Shares or any shares of other Group Companies within forty-eight (48) months after the date hereof; and

(ii)    each Investor agrees that, without the prior written consent of the Founding Shareholder, it shall not, directly or indirectly, Dispose of any of its Shares or any shares of other Group Companies within forty-eight (48) months after the date hereof. In the case that any Share is held by its ultimate beneficial owner through one or more levels of holding companies, any transfer, repurchase, or new issuance of the shares of such holding companies or similar transactions that have the effect of changing the beneficial ownership of such Share shall be deemed as an indirect transfer of such Share.

(b)    The Parties agree that the restrictions on the Disposal of Shares held by the Shareholders contained in this Agreement shall apply to such indirect transfer and shall not be circumvented by means any indirect transfer of the Shares.

(c)    Notwithstanding anything to the contrary contained herein, the transfer restrictions under this Section 7.1, Section 4 and Section 5 shall not apply to: (i) any transfer of Shares by a Shareholder to any of its Affiliates (the “Permitted Transferee”) (provided, that such Permitted Transferee agrees in writing to be bound by this Agreement in place of the relevant transferor by executing an Adherence Agreement as provided in Section 5.4 and such transferor shall remain jointly and severally liable with the Permitted Transferee and all subsequent Permitted Transferees who hold such Shares in respect of the obligations set out under this Agreement); (ii) any bona fide transfer by a limited partner of an Investor of its partnership interest expressly permitted under the applicable limited partnership agreement, or change of control of any limited partner of an Investor (provided that in each case, the transferee pursuant to any such transfer or change of control is not a Competitor); or (iii) any transfer of the equity interest or partnership interests in the Management Shareholder among shareholders thereof (as of the date of this Agreement).

(d)    Notwithstanding anything to the contrary in the Transaction Documents or elsewhere, each Investor agrees that, without the prior written consent of the Founding Shareholder, it shall not, and shall procure its transferee not to, transfer or sell any Share or any rights/interests under the Transaction Documents held by it to any Competitor of the Group Companies.

7.2    Non-Competition. The Founding Shareholder undertakes and covenants to the Investors that it will use commercially reasonable endeavours to procure each Management Member to comply with his/her obligations under the respective non-competition agreement (竞业禁止协议).

7.3    ESOP.

(a)    The Parties hereby agree and acknowledge that as of the date hereof, the Board has established and adopted an employee share option plan (the “ESOP”) and a total of 10,222,222 Ordinary Shares have been reserved under the ESOP.

(b)    The power and authority to administer the ESOP and grant any option thereunder shall be vested in the Board.

7.4    Qualified IPO.

(a)    The Founding Shareholder, the Management Shareholder and the Investors hereby agree that they shall use all commercially reasonable endeavors to achieve a Qualified IPO of the Company within forty-eight (48) months after the date hereof or such longer term as may be approved by the Board from time to time (the “Target Period”).

(b)    To the extent permitted by Applicable Laws, TH shall have the right to subscribe for certain Ordinary Shares (or securities representing Ordinary Shares) offered in the Qualified IPO as a corner stone investor on the terms and conditions to be mutually agreed in writing by the Company and TH.

7.5    Redemption.

(a)    Upon the failure of the Company to complete a Qualified IPO within the Target Period, the Series A Preferred Shares shall become redeemable, at the sole discretion of their holders; at the redemption price per Series A Preferred Share (the “Company Series A Redemption Price”) equal to:

IP × 140% + D

WHERE, for the purposes of this Section 7.5(a):

IP = Series A Issue Price, and

D = all declared but unpaid dividends on such Series A Preferred Share up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, re-organisations, reclassifications, consolidations or mergers.

(b)    A notice of redemption by the requesting holders to be redeemed shall be delivered to the Company in accordance with Section 9.4, within ninety (90) days after but not including the date of expiration of the Target Period (the “Redemption Notice”), stating the date on which the requested shares are to be redeemed (the “Redemption Date”); provided, however, that the Redemption Date shall be no earlier than the sixtieth (60th) Business Day after (but not including) the date on which such Redemption Notice is given. Upon receipt of any such request, the Company shall promptly deliver written notice of the redemption request to the Founding Shareholder, stating the existence of such request, the applicable redemption amount, the Redemption Date and the mechanics of redemption. If a Series A Investor fails to deliver its Redemption Notice within the ninety (90) day period as set out above, such Series A Investor shall be deemed to have irrevocably forfeited its redemption right under this Agreement.

(c)    If the number of Preferred Shares that could be redeemed to the extent permitted by Applicable Laws is less than the number of Preferred Shares requested to be redeemed (other than due to the Company not having sufficient funds to redeem all of the Preferred Shares requested to be redeemed), the Company shall redeem such number of the Preferred Shares requested to be redeemed as permitted to the maximum extent by Applicable Laws, and the un-redeemed portion of the Preferred Shares shall be carried forward and redeemed as soon as the Company is permitted by Applicable Laws to redeem such un-redeemed portion of the Preferred Shares.

(d)    If the Company does not have sufficient funds to redeem all of the Preferred Shares requested to be redeemed, the Company shall use those funds that are legally available, to the extent permitted by Applicable Laws, to redeem the Series A Preferred Shares requested to be redeemed at the Company Series A Redemption Price from the requesting Series A Investors, on a pro rata basis in proportion to the shareholding percentage of such Series A Investors respectively. The Founding Shareholder shall purchase from the requesting Series A Investors such Series A Preferred Shares requested to be redeemed in the Redemption Notice but not redeemed by the Company, at a purchase price per Series A Preferred Share equal to:

IP × (1 + 6%)4 + D

WHERE, for the purposes of this Section 7.5(d):

IP = Series A Issue Price,

D = all declared but unpaid dividends on such Series A Preferred Share up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, re-organisations, reclassifications, consolidations or mergers.

(e)    To effect the redemption, the holder of Shares requesting redemption shall surrender his or her certificate or certificates (or an affidavit of lost share certificate(s)) representing such Shares to be redeemed by the Company or to be purchased by the Founding Shareholder (as applicable) in the manner and at the place designated by the Company for that purpose, and thereupon the redemption or purchase amount (as applicable) shall be payable to the order of the person whose name appears on such certificate or certificates (or an affidavit of lost share certificate(s)) (or the register of members where no share certificate is issued) as the owner of such Shares and each such certificate, if any, shall be cancelled. In the event that less than all the Shares represented by any such certificate (or an affidavit of lost share certificate(s)) are redeemed or purchased, a new certificate shall be promptly issued representing the un-redeemed and un-purchased Shares, and the un-redeemed and un-purchased Shares shall continue to have all of the rights, preferences and privileges attached to such Shares as set forth the Restated M&A. In the event that any Share is purchased by the Founding Shareholder, the Company shall promptly (i) update the register of members to effect the Founding Shareholder as the holder of such purchased Shares; and (ii) issue a new share certificate to the Founding Shareholder evidencing the Founding Shareholder’s ownership of such purchased Shares. Unless there has been a default in payment of the applicable redemption amount, upon cancellation of the certificate, if any, representing such Shares to be redeemed, all dividends on such Shares designated for redemption on the Redemption Date shall cease to accrue, and all rights of the holders thereof, except the right to receive the applicable redemption amount thereof, without interest, shall cease and terminate; provided, however, that the Shares purchased by the Founding Shareholder shall continue to bear all the rights attached thereto (including the right to accrue dividends).

(f)    From the Redemption Date to the date on which all of the redemption amounts are paid in full, the Company and the Directors shall not declare or pay any dividend or otherwise make any other distributions.

7.6    Lock-up. Subject to the terms and conditions hereof, following the Qualified IPO of the Company, the Founding Shareholder and the Management Shareholder shall be subject to a lock-up period that is at least twelve (12) months longer than the lock-up period committed by the Series A Investors in connection with the registration relating to such initial public offering.

7.7    Accounting Principles. The Company shall prepare its financial statements (including its consolidated financial statements) and management accounts in accordance with U.S. GAAP.

7.8    Anti-corruption. The Company shall, and shall procure that each other Group Company shall at all times comply with all Applicable Laws relating to anti-bribery or anti-corruption.

8.	CONFIDENTIALITY AND NON-DISCLOSURE.

8.1    Confidentiality. Each Shareholder acknowledges that the terms and conditions (collectively, the “Terms”) of the Transaction Documents (including all exhibits, restatements and amendments thereto), including their existence, and any information relating to the business, financial or other matters of the Group Companies obtained by the Shareholders (the “Company Information”) shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth below. The confidentiality obligations set out in this Section 8 do not apply to:

(a)    information that was in the public domain or otherwise known to the relevant party before it was furnished to it by another party hereto or, after it was furnished to that party, entered the public domain otherwise than as a result of (i) a breach by that party of this Section 8 or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that party;

(b)    information the disclosure of which is necessary in order to comply with any Applicable Laws, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or

(c)    the disclosure of information by any director of the Company to its appointer or any of its Affiliates.

8.2    Press Releases. Any marketing activities by any Investor to the general public (such as an announcement, press release, conference, advertisement, professional or industry publication) relating to the transactions contemplated under the Transaction Documents shall be proposed to and subject to prior written consent by the Founding Shareholder. Without the prior written consent of the applicable Shareholder, none of the other Party shall use, publish, reproduce, or refer to the name, trademark or logo of such Shareholder or its Affiliates in connection with such Shareholder’s relationship with the Company in any documents, materials or public discussion, including for marketing or other purposes.

8.3    Permitted Disclosures. Notwithstanding anything to the contrary in this Agreement:

(a)    the Company and the Founding Shareholder may disclose any of the Terms and Company Information to their respective current or prospective investors, directors, officers, employees, shareholders, investment bankers, lenders, accountants, auditors, insurers, business or financial advisors, and attorneys; and

(b)    each Investor shall have the right to disclose:

(i)    any information to such Investor’s Affiliate, such Investor’s and/or its Affiliate’s employee, legal counsel, auditor, insurer, accountant, consultant or to an officer, director, investment counsel or advisor, or employee of such Investor, or Affiliate or any of their respective investors or Affiliates on a need-to-know basis, provided, however, that any of the foregoing Persons shall be advised of the confidential nature of the information and are under appropriate non-disclosure obligation imposed by professional ethics, law or otherwise under any non-disclosure obligation owed by such Person to the Company;

(ii)    any Limited Information to (A) bona fide prospective purchasers/investors of any share, security or other interests in the Company, and (B) any direct or indirect limited partner or investor of such Investor or its Affiliates;

provided, that, in each case of (i) and (ii) above, each Investor shall (X) direct such recipients (the “Recipients”) of the Company Information disclosed by such Investor or its Affiliates to comply with confidentiality obligations substantially similar to those set out in this Agreement; (Y) not, and shall ensure that its Affiliates not to, disclose any Company Information to a Competitor; and (Z) be responsible for the relevant Recipient’s breach of confidentiality obligations. For the purpose of this Section 8.3, “Limited Information” shall refer to the following information: (A) financial information provided by the Company to the Investor pursuant to Section 2 (Information Rights); and (B) any updates or changes to the structure of the Group Companies or the group structure under the Control Documents.

8.4    Legally Compelled Disclosure. In the event that any Party becomes legally compelled (including pursuant to securities laws and regulations) to disclose the existence of this Agreement or any Terms in contravention of the provisions of this Section 8, such Party (the “Disclosing Party”) shall, if and to the extent that it can lawfully do so, provide the other Parties (the “Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate Party may seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any Non-Disclosing Party.

9.	MISCELLANEOUS.

9.1    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties whose rights or obligations hereunder are affected by such provisions. Each permitted transferee, successor, or assignee of each Investor shall become a party of this Agreement by executing and delivering to the Company an Adherence Agreement in the form attached hereto as Exhibit A. Except as otherwise expressly provided herein, no Shareholder may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties except in connection with a transfer of such Shareholder’s Shares expressly and specifically permitted by this Agreement.

9.2    Third Party Rights. The Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) shall not apply to this Agreement and unless expressly herein provided no person other than the parties to this Agreement shall have any rights under it nor shall it be enforceable by any person other than the parties to it.

9.3    Entire Agreement. This Agreement, the Series A Preferred Share Subscription Agreements and any other Transaction Document, together with all the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the Parties with regard to the subjects hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the Parties prior to the date of this Agreement, all of which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

9.4    Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand-delivered to the other Party; (b) when sent by facsimile at the number set forth below, upon a successful transmission report being generated by the sender’s machine; or (c) three (3) Business Days after deposit with an internationally recognised overnight delivery service, postage prepaid, addressed to the Parties as set forth below with next-business-day delivery guaranteed; provided that the sending Party receives a confirmation of delivery from the delivery service provider. Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given in Exhibit B, or designate additional addresses, for purposes of this Section 9.4, by delivering to the other Party written notice of the new address in the manner set forth above.

9.5    Delays or Omissions; Remedies. No delay or omission to exercise any right, power or remedy accruing to any Party upon any breach or default of any other Party hereto under this Agreement, shall impair any such right, power or remedy of the aggrieved Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Parties shall be cumulative and not alternative. Each Party acknowledges and agrees that damages alone would not be an adequate remedy for a breach of this Agreement and that each Party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Agreement.

9.6    Interpretation; Titles and Subtitles. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The titles of the sections and sub-Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Save as the context otherwise requires, the provisions of clause 1.2 (References) of the Series A Preferred Share Subscription Agreements shall apply, mutatis mutandis, to this Agreement.

9.7    Counterparts. This Agreement may be executed in one or more counterparts and may be delivered by electronic PDF or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

9.8    Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party.

9.9    Adjustment for Share Splits, etc. Whenever in this Agreement there is a reference to a specific number or percentage of the Preferred Shares, then, upon the occurrence of any subdivision, combination or share dividend of the Preferred Shares, the specific number of Shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding Shares of such class or series of Shares by such subdivision, combination or share dividend.

9.10    Most Favored Investor. In the event the Company hereafter grants any other Shareholders any rights, privileges or protections more favorable than those granted to the Investors, each Investor shall, at its option, be entitled to the same rights, privileges or protections pari passu with such Shareholders. Notwithstanding the foregoing, the aforesaid adjustment shall not apply to the rights with respect to corporate governance, liquidation, redemption or dividend distribution amongst different classes of Preferred Shares in connection with any other future bona fide equity financing of the Company.

9.11    Pronouns. For all purposes of this Agreement, except as otherwise expressly provided, (a) the defined terms shall have the meanings assigned to them in their definitions and include the plural as well as the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (b) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement unless explicitly stated otherwise, and all references in this Agreement to designated exhibits are to the exhibits attached to this Agreement unless explicitly stated otherwise; (c) the words “herein”, “hereof”, “hereunder”, “thereto” and “thereof”, and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; (d) any reference in this Agreement to any “Party” or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees; (e) any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated; and (f) any reference to “as-converted” shall assume conversion of all Preferred Shares into Ordinary Shares.

9.12    Amendment. This Agreement may only be amended with the written consent of (i) the Company; (ii) Preferred Majority; and (iii) the Founding Shareholder. Any amendment effected in accordance with this Section 9.12 shall be binding upon each Party and their respective successors; provided, that Company shall promptly deliver written notice thereof to any Party that has not consented to such amendment. Notwithstanding the foregoing, (i) any provision that specifically and expressly gives a right to a Shareholder shall not be amended or waived without the prior written consent of such Shareholder, and (ii) any provision that negatively affects the right of a particular Shareholder shall not be amended or waived without the prior written consent of such Shareholder.

9.13    Waiver of Rights. To the extent that any Party seeks a waiver of rights from any other Party, (i) any holder of Preferred Shares may waive any of its rights hereunder without obtaining the consent of any other Preferred Shareholder; (ii) any Ordinary Shareholder may waive any of its rights hereunder without obtaining the consent of any other Ordinary Shareholder; and (iii) any Group Company may waive any of its rights hereunder without obtaining the consent of any other Group Company. Any Party may waive compliance by any other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform for the benefit of such waiving Party.

9.14    Governing Law and Dispute Resolution. This Agreement and the arbitration agreement contained herein are governed by, and shall be construed in accordance with, the laws of Hong Kong. Any dispute, controversy or claim arising in any way out of or in connection with this Agreement, or the breach, termination or invalidity thereof (whether contractual, pre-contractual or non-contractual) shall be settled by binding arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force as at the date of this Agreement (“Rules”), which Rules are deemed to be incorporated by reference into this Section 9.14 and as may be amended by the rest of this Section 9.14. The seat of the arbitration shall be Hong Kong. The arbitration tribunal shall consist of three arbitrators to be appointed in accordance with the Rules. The language to be used in the arbitral proceedings shall be English and any arbitral award shall be given in English. Nothing in this Section 9.14 shall be construed as preventing any party from seeking conservatory or interim relief from any court of competent jurisdiction. Any award shall be final and binding upon the parties from the day it is made. The parties undertake to carry out each and every arbitral award without delay.

9.15    Governing Language. This Agreement is written in English. If this Agreement is translated into another language, the English version shall prevail.

9.16    Shareholders Agreement to Prevail. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Restated M&A, the terms of this Agreement shall prevail in all respects as regards the Parties, and the Parties shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Restated M&A. The Parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Restated M&A so as to eliminate such inconsistency.

9.17    No Partnership. Nothing in this Agreement and no action taken by a Party under this Agreement shall be deemed to constitute a partnership between any of the Parties or constitute any Party as being the agent of any other Party for any purpose.

9.18    Unlawful Fetters. Neither the Company nor any Group Company shall be bound by any provision of this Agreement to the extent that it would constitute an unlawful fetter on any of its statutory powers, but such provision shall remain valid and binding as regards to any Shareholder to which it is expressed to apply.

9.19    Further Assurance. Each Party agrees to take all such action or procure that all such action is taken as is reasonable in order to implement the terms of this Agreement or any transaction, matter or thing contemplated by this Agreement.

9.20    Termination of Rights. This Agreement and all rights and covenants contained herein, except for obligations set forth in Sections 1, 8 and 9, shall terminate (i) on the closing of a Qualified IPO (upon which Section 7.6 shall continue to apply); (ii) at any time by the unanimous written agreement of all the Parties; (iii) automatically without notice on the date that all of the Shares are owned by one Shareholder; and (iv) automatically without notice as to any Shareholder when it ceases to hold any Shares in the Company.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FOUNDING SHAREHOLDER: NETEASE, INC.

By:	/s/ Ding Lei
Name:	Ding Lei
Title:	Authorized Signatory

MANAGEMENT SHAREHOLDER:

NET DEPTH HOLDINGS, INC.

By:	/s/ Zhou Feng
Name:	Zhou Feng
Title:	Authorized Signatory

COMPANY: YOUDAO, INC.

By:	/s/ Ding Lei
Name:	Ding Lei
Title:	Authorized Signatory

HK COMPANY: YOUDAO (HONG KONG) LIMITED

By:	/s/ Ding Lei
Name:	Ding Lei
Title:	Authorized Signatory

YOUDAO IT: NETEASE YOUDAO INFORMATION TECHNOLOGY (BEIJING) CO., LTD.

By:	/s/ Ding Lei
Name:	Ding Lei
Title:	Authorized Signatory

YOUDAO COMPUTER: BEIJING NETEASE YOUDAO COMPUTER SYSTEM CO., LTD.

By:	/s/ Ding Lei
Name:	Ding Lei
Title:	Authorized Signatory

KAOSHEN: NETEASE KAOSHEN (BEIJING) TECHNOLOGY CO., LTD.

By:	/s/ Ding Lei
Name:	Ding Lei
Title:	Authorized Signatory

LANGSHENG: NETEASE LANGSHENG (BEIJING) TECHNOLOGY DEVELOPMENT CO., LTD.

By:	/s/ Ding Lei
Name:	Ding Lei
Title:	Authorized Signatory

INVESTOR: TH EDU CAPITAL FUND I LP
By: TH EDU Capital, its general partner

/s/ Zhang Yu
Name: Zhang Yu
Title: Director

INVESTOR: GOOD SPIRIT LIMITED (晨曜有限公司)

/s/ Rui Chen
Name: Rui Chen
Title: Managing Director

SCHEDULE A

List of Series A Investors

1.    TH EDU CAPITAL FUND I LP, an exempted limited partnership registered under the laws of the Cayman Islands, whose registered office is at the offices of International Corporation PO Box 472, 2nd Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman KY1-1106, Cayman Islands (“TH”); and

2.    GOOD SPIRIT LIMITED (晨曜有限公司), a company incorporated in Hong Kong with limited liability, whose registered office is at 27/F, One Exchange Square, Central, Hong Kong (“GSL”).

SCHEDULE B

Definitions

Capitalised terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Series A Preferred Share Subscription Agreements. A “Section, “paragraph”, “Exhibit” or “Schedule”, unless the context otherwise requires, is a reference to a section or paragraph of, or exhibit or schedule to, respectively, this Agreement.

“Adherence Agreement” has the meaning ascribed to it in Section 5.4 of this Agreement.

“Affiliate” means, in relation to a Person, any other Person which, directly or indirectly, controls, is controlled by or is under the common control of the first mentioned Person, and without limiting the generality of the foregoing, (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of any Investor, shall include (i) any Person who holds Shares as a nominee for such Investor, (ii) any direct shareholder of such Investor, (iii) any entity or individual which has a direct and indirect interest in such Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof; (iv) any Person that directly or indirectly controls, is controlled by, under the common control with, or is managed by such Investor, its shareholder, the general partner or the fund manager of such Investor or its shareholder, (v) the relatives of any individual referred to in (ii), (iii) and (iv) above, and (vi) any trust controlled by or held for the benefit of such individuals. For the purposes of this Agreement, “control” means, in relation to any person, having the power to direct the management or policies of such Person, whether through the ownership of more than 50 per cent of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, or through contractual arrangements or otherwise, and references to “controlled”, “controlling” or “under the common control” shall be construed accordingly.

“Agreement” has the meaning ascribed to it in the introductory paragraph of this Agreement.

“Applicable Laws” means, with respect to a person, any laws, regulations, rules, measures, guidelines, treaties, judgments, determination, orders or notices of any Government Authority or stock exchange that is applicable to such person.

“Board” means the board of directors of the Company.

“Board Reserved Matter” has the meaning ascribed to it in Section 6.5.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in Hong Kong or the PRC are authorised or required by Applicable Laws to close.

“Company” has the meaning ascribed to it in the parties clause.

“Company Information” has the meaning ascribed to it in Section 8.1.

“Company Series A Redemption Price” has the meaning ascribed to it in Section 7.5(a) of this Agreement.

“Competitor” means any entity, the principal business of which is in competition with the business of any Group Company. For avoidance of doubt, the scope of Competitors is restricted to those entities listed in Exhibit C and their respective Affiliates, and such list may be updated in good faith by the Company with prior written notice to the Shareholders, provided that the Founding Shareholder may not amend such list more than once in any calendar year.

“Control Documents” means the following agreements:

(i)    business cooperation agreement (业务合作协议) dated 1 July 2015 between Youdao IT and Youdao Computer in relation to, among other things, the provision of technical services;

(ii)    loan agreement (借款协议) dated 26 September 2016 between Ding Lei (丁磊) and Youdao IT;

(iii)    shareholder voting rights trust agreement (股东表决权委托协议) dated 26 September 2016 between Ding Lei, Youdao IT and Youdao Computer;

(iv)    operating agreement (业务运营协议) dated 26 September 2016 between Ding Lei, Youdao IT and Youdao Computer;

(v)    exclusive purchase option agreement (独家购买权合同) dated 26 September 2016 between Ding Lei, Youdao IT and Youdao Computer;

(vi)    equity pledge agreement (股权质押协议) dated 26 September 2016 between Ding Lei and Youdao IT;

(vii)    loan agreement (借款协议) dated 23 February 2017 between Zhao Jian Kun (赵建昆) and LangSheng;

(viii)    loan agreement (借款协议) dated 23 February 2017 between Zhou Feng (周枫) and LangSheng;

(ix)    shareholder voting rights trust agreement (股东表决权委托协议) dated 23 February 2017 between Zhao Jian Kun and LangSheng;

(x)    shareholder voting rights trust agreement (股东表决权委托协议) dated 23 February 2017 between Zhou Feng and LangSheng;

(xi)    operating agreement (业务运营协议) dated 23 February 2017 between Zhao Jian Kun, LangSheng and KaoShen;

(xii)    operating agreement (业务运营协议) dated 23 February 2017 between Zhou Feng, LangSheng and KaoShen;

(xiii)    exclusive purchase option agreement (独家购买权合同) dated 23 February 2017 between Zhao Jian Kun, LangSheng and KaoShen;

(xiv)    exclusive purchase option agreement (独家购买权合同) dated 23 February 2017 between Zhou Feng, LangSheng and KaoShen;

(xv)    equity pledge agreement (股权质押协议) dated 23 February 2017 between Zhao Jian Kun and LangSheng;

(xvi)    equity pledge agreement (股权质押协议) dated 23 February 2017 between Zhou Feng and LangSheng;

(xvii)    loan agreement (借款协议) entered into between Zhou Feng and Youdao IT;

(xviii)    shareholder voting rights trust agreement (股东表决权委托协议) entered into between Zhou Feng, Youdao IT and Youdao Computer;

(xix)    operating agreement (业务运营协议) between Zhou Feng, Youdao IT and Youdao Computer;

(xx)    exclusive purchase option agreement (独家购买权合同) between Zhou Feng, Youdao IT and Youdao Computer; and

(xxi)    equity pledge agreement (股权质押协议) between Zhou Feng and Youdao IT.

“Conversion Shares” means Ordinary Shares allotable and issuable (or allotted and issued) upon conversion of the Preferred Shares.

“Director” means a member of the Board.

“Disclosing Party” has the meaning ascribed to it in Section 8.3(a).

“Dispose” means, in relation to any Share, to, sell, give, assign, transfer, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of, or suffer to exist (whether by operation of law or otherwise) any Encumbrance on, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract with respect to sale, giving, assignment, transfer, hypothecation, pledge, encumbrance, grant of a security interest in or otherwise disposal of, any equity securities in any Group Company or any right, title or interest therein or thereto (including any contractual or other legal arrangement having the effect of transferring any or all of legal, economic or other rights or benefits of ownership), and the term “Disposal” shall have the corresponding meaning.

“Encumbrance” means any security interest and any option, right to acquire, right of pre-emption, assignment by way of security, trust arrangement for the purpose of providing security, retention arrangement or other security interest of any kind, and any agreement to create any of the above.

“ESOP” has the meaning ascribed to it in Section 7.2.

“Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended.

“First Participation Notice” has the meaning ascribed to it in Section 4.1(d)(i).

“First Refusal Period” has the meaning ascribed to it in Section 4.2(c).

“First Transfer Notice” has the meaning ascribed to it in Section 4.2(b).

“Founding Shareholder” has the meaning ascribed to it in the parties clause.

“Government Authorities” means any national, provincial, municipal or local government, administrative or regulatory body or department, court, tribunal, arbitrator or any body that exercises the function of a regulator.

“Group Companies” means, collectively, the Company and its Subsidiaries from time to time, including the Original Group Companies.

“GSL” has the meaning ascribed to it in Schedule A to this Agreement.

“GSL Series A Preferred Share Subscription Agreements” means the subscription agreement for Series A Preferred Shares by and among GSL, the Founding Shareholder, the Management Shareholder and the Company, dated as at April 12, 2018.

“HK Company” has the meaning ascribed to it in the parties clause.

“HKIAC” has the meaning ascribed to it in Section 9.14.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Intellectual Property” has the meaning ascribed to it in clause 1.1 (Definitions) of the Series A Preferred Share Subscription Agreements.

“Investment Securities” means the Preferred Shares and the Conversion Shares.

“Investors” means the Series A Investors.

“KaoShen” has the meaning ascribed to it in the parties clause.

“LangSheng” has the meaning ascribed to it in the parties clause.

“Management Members” means the following persons:

(a)	ZHOU Feng (周枫);

(b)	WU Yinghui (吴迎晖); and

(c)	JIN Lei (金磊).

“Limited Information” has the meaning ascribed to it in Section 8.3.

“Major Group Companies” means the Company, the HK Company, Youdao IT and Youdao Computer.

“Management Shareholder” has the meaning ascribed to it in the parties clause.

“New Securities” has the meaning ascribed to it in Section 4.1(c).

“Non-Disclosing Parties” has the meaning ascribed to it in Section 8.3(a).

“Non-Eligible Non-Selling Shareholder” the meaning ascribed to it in Section 4.2(d).

“Non-Selling Shareholder” has the meaning ascribed to it in Section 4.2(b).

“Ordinary Selling Shareholder” means either a Founding Shareholder or a Management Shareholder.

“Ordinary Shareholders” means holders of Ordinary Share(s) from time to time.

“Ordinary Shares” means ordinary shares, par value US$0.0001 per share, of the Company.

“Original Group Company” means any of the Company, the HK Company, Youdao Computer, Youdao IT, KaoShen and LangSheng.

“Participation Rights Holder” or “Participation Rights Holders” has the meaning ascribed to it in Section 4.1(a).

“Party” or “Parties” has the meaning ascribed to it in the introductory paragraph of this Agreement.

“Permitted Transferee” has the meaning ascribed to it in Section 7.1(b).

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organisation, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PRC” means the People’s Republic of China, excluding the Hong Kong, the Macau Special Administrative Region and the Islands of Taiwan.

“Preferred Majority” means Preferred Shareholders holding more than fifty per cent. (50%) of the Preferred Shares then issued and outstanding.

“Preferred Shares” means Series A Preferred Shares.

“Preferred Shareholders” means holders of Preferred Share(s) from time to time.

“Pro Rata Share” has the meaning ascribed to it in Section 4.1(b).

“Pro Rata Co-Sale Share” has the meaning ascribed to it in Section 5.1(a).

“Qualified IPO” means a public offering of Ordinary Shares (or securities representing Ordinary Shares) registered under the Securities Act or in a jurisdiction and on an internationally recognised securities exchange or inter-dealer quotation system outside of the United States of America (including The Stock Exchange of Hong Kong Limited), in each case, either (i) with an implied, pre-money valuation of US$2,250,000,000 or more; or (ii) approved by the Board as a Board Reserved Matter.

“Recipient” has the meaning ascribed to it in Section 8.3.

“Redemption Date” has the meaning ascribed to it in Section 7.5(b).

“Redemption Notice” has the meaning ascribed to it in Section 7.5(b).

“Restated M&A” means the Second Amended and Restated Memorandum and Articles of Association of the Company adopted by the Company and effective as at the date of this Agreement, as amended from time to time by Special Resolution (as defined in Restated M&A).

“Right of Participation” has the meaning ascribed to it in Section 4.1(a).

“Rules” has the meaning ascribed to it in Section 9.14.

“Second Participation Notice” has the meaning ascribed to it in Section 4.1(d)(ii).

“Second Participation Period” has the meaning ascribed to it in Section 4.1(d)(ii).

“Second Refusal Period” has the meaning ascribed to it in Section 4.2(d).

“Second Transfer Notice” has the meaning ascribed to it in Section 4.2(d).

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

“Selling Shareholder” has the meaning ascribed to it in Section 4.2(b).

“Series A Investor” or “Series A Investors” has the meaning ascribed to it in the introductory paragraph of this Agreement.

“Series A Issue Price” means US$10.2717 per Share.

“Series A Original Issue Date” means April 17, 2018.

“Series A Preferred Shares” means Series A preferred shares, par value US$0.0001 per share, of the Company, with rights and privileges as set forth in the Transaction Documents.

“Series A Preferred Share Subscription Agreements” means the GSL Series A Preferred Share Subscription Agreement and the TH Series A Preferred Share Subscription Agreement.

“Shareholders” means, collectively, the Ordinary Shareholders and the Preferred Shareholders.

“Shares” means, collectively, the Preferred Shares and the Ordinary Shares.

“Subsidiary” means, with respect to the Company, any Affiliate of the Company controlled by the Company.

“Target Period” has the meaning ascribed to it in Section 7.4.

“Terms” has the meaning ascribed to it in Section 8.1.

“TH” has the meaning ascribed to it in Schedule A to this Agreement.

“TH Completion Date” means April 17, 2018.

“TH Director” has the meaning ascribed to it in Section 6.1.

“TH Observer” has the meaning ascribed to it in Section 6.3.

“TH Series A Preferred Share Subscription Agreements” means the subscription agreement for Series A Preferred Shares by and among TH, the Founding Shareholder, the Management Shareholder and the Company, dated as at April 12, 2018.

“Third Party JV Agreements” means the following agreements:

(i)    the shareholders agreement between Youdao IT and ZHAO Jiankun (赵建坤) with respect to LangSheng, dated 7 December 2016;

(ii)    the first supplemental agreement to the shareholders agreement between Youdao IT and ZHAO Jiankun (赵建坤) with respect to LangSheng, dated 7 December 2016; and

(iii)    the second supplemental agreement to the shareholders agreement between Youdao IT and ZHAO Jiankun (赵建坤) with respect to LangSheng, dated 27 June 2017.

“Trade Sale” means any of the following events:

(i)    the acquisition of an equity, quasi-equity or other interest in any Group Company (whether by a sale of equity, merger or consolidation) in which fifty per cent. (50%) or more of such Group Company’s voting power outstanding before such transaction is acquired or transferred;

(ii)    the sale, transfer or other disposition of all or substantially all of the assets, or Intellectual Property of any Group Company; or

(iii)    the exclusive licensing of all or substantially all of any Group Company’s Intellectual Property.

“Transaction Documents” means this Agreement, the Series A Preferred Share Subscription Agreements, the Restated M&A, the exhibits attached to any of the foregoing and any other document, certificate, and agreement delivered in connection with the transactions contemplated hereby and thereby.

“Transfer Shares” has the meaning ascribed to it in Section 4.2(b).

“US$” means the lawful currency of the United States of America.

“U.S. GAAP” means the generally accepted accounting principles in the United States of America.

“Youdao Computer” has the meaning ascribed to it in the parties clause.

“Youdao IT” has the meaning ascribed to it in the parties clause.

EXHIBIT A

ADHERENCE AGREEMENT

This adherence agreement (“Adherence Agreement”) is executed and delivered by the undersigned (the “Transferee”) in the form of a deed pursuant to the terms of that certain Shareholders Agreement dated as of April 17, 2018, (the “Agreement”) by and among YOUDAO, INC., a Cayman Islands exempted company (the “Company”), certain of its Shareholders and certain other parties named thereto, and in consideration of the Shares acquired by the Transferee thereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Capitalised terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution and delivery of this Adherence Agreement, the Transferee agrees as follows:

1.

Acknowledgment. Transferee acknowledges that Transferee is acquiring [number] [Series A Preferred/Ordinary] Shares of the Company (the “Shares”) from [name of transferor] (the “Transferor”), subject to the terms and conditions of the Agreement.

2.

Agreement. Immediately upon transfer of the Shares, Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement applicable to the Transferor, and (ii) undertakes to each party to the Agreement that it shall, with effect from the time of completion of the transfer of the Shares to it, assume, perform and comply with each of the obligations and terms under the Agreement as if Transferee were originally [a Founding Shareholder/Management Shareholder thereunder (if transferor is a Founding Shareholder/Management Shareholder)]/[an Investor (if transferor is an Investor)].

3.	Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

4.	Governing Law. This Adherence Agreement shall be governed by, and shall be construed in accordance with, the laws of Hong Kong.

5.

General Provisions. Save as expressly provided herein, the provisions of Section 9 (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Adherence Agreement as if set out in full in this Adherence Agreement.

EXECUTED AND DELIVERED AS A DEED on this      day of             ,              by:

TRANSFEREE:

By:
Name:
Title:

Attn:
Address:
Tel:
Fax:
Email:

EXHIBIT B

NOTICES

For the purpose of the notice provisions contained in this Agreement, the following are the initial addresses of each Party:

Name of Parties	Address for Notices

Founding Shareholder / Group Companies / Management Shareholder

Address: 1/F, Tower C, Building No. 7, West Zone Zhongguancun Software Park (Phase II) No. 10 Xibeiwang East Road, Haidian District

Email: ***************

Attn: Zhou Feng (周枫)

with a copy to:

Building No. 7, West Zone, Zhongguancun Software Park (Phase II), No. 10 Xibeiwang East Road, Haidian District, Beijing 100193, People’s Republic of China Attn: Wu Qiong (吴穹), NetEase Legal

Investors
TH EDU CAPITAL FUND I LP

Address: c/o offices of International Corporation PO Box 472, 2nd Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman KY1-1106,

Cayman Islands

with a copy to:

9F, TusPark Kejian Building, PRC, Beijing, 100084 (海淀区中关村东路1号院, 科建大厦 9 层, 北京, 中国 100084)

Facsimile number: ***************

Email: ***************

Attn: Jenny Zhang (张妤)

GOOD SPIRIT LIMITED (晨曜有限公司)	Address: 北京市海淀区中关村科学院南路 2 号融科 资讯中心 B 座 16 层君联资本
Email: ***************
Attn: Levi Li (李振)

EXHIBIT C

LIST OF COMPETITORS

[**Redacted**]